DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT is made this 9th day of January, 2025 with an effective date as set forth in Section 15 below, by and between Russell Investments Strategic Credit Fund, a Delaware statutory trust (the “Fund”), and Russell Investments Financial Services, LLC, a Washington limited liability company (the “Distributor”).

WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers for public sale shares of beneficial interest and different classes of shares of the Fund;

WHEREAS, the Fund wishes to retain Distributor as the Fund’s distributor in connection with the continuous offering and sale of the shares of beneficial interest of the Fund (“Shares”) and to furnish certain other services to the Fund as specified in this Agreement; and

WHEREAS, Distributor is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. The Fund hereby appoints Distributor to perform those services described in this Agreement for the Fund (including each class of its Shares).

2. The Fund authorizes Distributor as agent for the Fund, subject to applicable federal and state law and the Declaration of Trust, as amended from time to time (the “Declaration of Trust”), Bylaws and current Prospectus and Statement of Additional Information of the Fund: (a) to promote and offer the Fund; (b) to solicit orders for the purchase of the Shares of the Fund subject to such terms and conditions as the Fund may specify; and (c) to accept orders for the purchase of the Shares of the Fund on behalf of the Fund. Distributor shall offer the Shares of the Fund on an agency or “best efforts” basis under which the Fund shall only issue such Shares as are actually sold.

In connection with such sales and offers of sale, the Fund shall not be responsible in any way for any other information, statements or representations given or made by Distributor or its representatives or agents, except such information or representations as are contained in the Prospectus or in information furnished in writing to Distributor by the Fund.

3. The offering price of the Shares shall be the net asset value per share (as determined by the Fund) of the outstanding Shares of the Fund plus a sales charge (if any) as set forth in the Fund’s current Prospectus. The Fund shall make available to Distributor a statement of each computation of net asset value and of the details entering into such computation.

4. As used in this Agreement, the term “Registration Statement” shall mean the Registration Statement most recently filed by the Fund with the Securities and Exchange

Commission and effective under the Securities Act of 1933 (the “1933 Act”), as such Registration Statement is amended by any amendments thereto at the time in effect, and the terms “Prospectus” and “Statement of Additional Information” shall mean the form of Prospectus and Statement of Additional Information filed by the Fund as part of the Registration Statement.

5. The Fund agrees, at its own expense, to register the Shares with the Securities and Exchange Commission, state and other regulatory bodies, and to prepare and file from time to time such Prospectuses, amendments, reports and other documents as may be necessary to maintain the Registration Statement. The Fund shall bear all expenses related to the continuous offering of Shares, including preparing and typesetting such Prospectuses, Statements of Additional Information and other materials required by law and such other expenses, including printing and mailing expenses, related to the Fund’s communications with persons who are shareholders of the Fund.

6. To the extent investor eligibility standards apply with respect to the Fund, investors eligible to purchase Shares of the Fund shall be those persons so described in the Prospectus.

7. The Fund agrees to indemnify, defend and hold harmless Distributor, each person who has been, is, or may hereafter be an officer, director, or employee or agent of Distributor, and any person who controls Distributor within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which Distributor, its officers or directors, or any such controlling person may incur under the 1933 Act or under common law which arises out of or is alleged to arise out of or is based upon a violation of any of the terms of this Agreement or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement, Prospectuses or Statements of Additional Information or arising out of or based upon any alleged omission to state a material fact required to be stated in said documents or necessary to make the statements in said documents not misleading (unless such statement or omission was made in reliance upon information furnished in writing by Distributor to the Fund for use in said documents), provided that in no event shall anything contained in this Agreement be construed so as to protect Distributor against any liability to the Fund or its shareholders to which Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

8. Distributor agrees to indemnify, defend and hold harmless the Fund, each person who has been, is, or may hereafter be an officer, director, or employee or agent of the Fund, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its officers or Trustees, or any such controlling person may incur under the 1933 Act or under common law which arises out of or is alleged to arise out of or is based upon a violation of any of the terms of this Agreement or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by Distributor to the Fund for use in the Registration Statement, Prospectuses or Statements of Additional Information or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement, Prospectuses or Statements of Additional Information, or necessary to make such information not misleading.

9. The Fund reserves the right at any time to withdraw all offerings of the Shares by written notice to the Distributor at its principal office.

10. Distributor is an independent contractor and shall be agent for the Fund only with respect to the sale and repurchase of the Shares.

11. The services of Distributor to the Fund under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

12. Distributor shall prepare reports for the Board of Trustees of the Fund upon request showing information concerning expenditures related to this Agreement.

13. As used in this Agreement, the term “net asset value” shall have the meaning ascribed to it in the Fund’s Declaration of Trust; and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

14. Distributor acknowledges that information regarding individuals that is provided to Distributor by the Fund in connection with the performance of this Agreement constitutes “nonpublic personal information” as defined under Regulation S-P (Subtitle A of Title V of the Gramm-Leach-Bliley Act). Distributor agrees it will not disclose any such nonpublic personal information except as permitted by law and shall notify the Fund prior to making any such permitted disclosure.

15. This Agreement shall become effective on the date the Fund is first offered for sale and shall continue in effect through the period ending two years from such date; and thereafter only so long as its continuance is specifically approved at least annually by a majority of the Trustees of the Fund who are not parties to the Agreement or interested persons of any such party cast in accordance with the requirements of the 1940 Act and the rules and regulations thereunder, or in accordance with such regulatory guidance, interpretations, or exemptive relief issued by the Securities and Exchange Commission or its staff from time to time, or by vote of a majority of the outstanding voting securities of the Fund.

16. This Agreement may be terminated at any time:

(a) By the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund by sixty days’ notice addressed to the Distributor at its principal place of business;

(b) By the Distributor by sixty days’ written notice addressed to the Fund at its principal place of business; and

(c) Immediately in the event of its assignment.

17. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Board of Trustees, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of such Fund.

18. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. The sole parties to this Agreement are the Fund and the Distributor and the Fund is the sole beneficiary of the Distributor’s services hereunder. The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of the shares, that is not expressly identified as a party to this Agreement. The terms of this Agreement may be enforced solely by a party to this Agreement.

19. This Agreement shall be construed in accordance with the laws of the State of Delaware and any applicable federal law.

20. It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of the Fund shall be personally liable hereunder. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund, as none of the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date written above.

RUSSELL INVESTMENTS STRATEGIC CREDIT FUND

By:	/s/ Kari Seabrands
Name:	Kari Seabrands
Title:	Treasurer, Chief Financial Officer, Chief Accounting Officer

RUSSELL INVESTMENTS FINANCIAL SERVICES, LLC

By:	/s/ Brad Jung
Name:	Brad Jung
Title:	Chairman and President

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